EXHIBIT 5

EXHIBIT 23.3

PHELPS DUNBAR LLP

COUNSELORS AT LAW

New Orleans, LA		Jackson, MS
CANAL PLACE
Baton Rouge, LA	365 CANAL STREET • SUITE 2000	Tupelo, MS
NEW ORLEANS, LOUISIANA 70130-6534
Houston, TX	(504) 566-1311	Gulfport, MS
FAX: (504) 568-9130
London, England		Tampa, FL

www.phelpsdunbar.com

July 17, 2007

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804

Re:	Renasant Corporation

Registration Statement on Form S-8

Plan of Assumption, Capital Bancorp, Inc. 2001 Stock Option Plan

Plan of Assumption, Capital Bancorp, Inc. Director Deferred Stock Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation (the “Company”) in connection with the preparation of the above-referenced Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”), with respect to the Company’s assumption of certain stock options issued by Capital Bancorp, Inc. (“Capital”) under its 2001 Stock Option Plan (the “Assumed Options”) and certain deferred stock units credited under the Capital Directors Deferred Stock Compensation Plan (the “Assumed Units”), both as a condition of and in connection with the merger of Capital with and into the Company consummated on July 1, 2007, and the issuance of an aggregate of 265,000 shares of the Company’s $5.00 par value common stock (the “Common Stock”) upon the exercise of such Assumed Options or the distribution of such Assumed Units.

In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued upon the exercise of the Assumed Options have been duly authorized, and, when issued and paid for in accordance with the terms of such options, will be validly issued, fully paid and non-assessable, and that the shares of Common Stock to be issued upon the distribution of the Assumed Units have been duly authorized, and, when issued in accordance with the terms of the Company’s Plan of Assumption, Capital Bancorp, Inc. Director Deferred Compensation Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR LLP